Exhibit 1(ii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                          FEDERATED INSTITUTIONAL TRUST

                                 Amendment No. 4
                              DECLARATION OF TRUST
                               dated June 9, 1994


      THIS Declaration of Trust is amended as follows:

      Delete the first paragraph of Section 5 in Article III from the Declaration of Trust and substitute in its place the following:

           "Section 5.  Establishment and Designation of Series or Class.

           Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

            Federated Institutional Short Duration Government Fund
                  Institutional Service Shares
                  Institutional Shares

      The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 23rd day of February, 1998.

     WITNESS the due execution hereof this 23rd day of February, 1998.


/s/ John F. Donahue                 /s/ Edward L. Flaherty, Jr.
John F. Donahue                     Edward L. Flaherty, Jr.

/s/ Thomas G. Bigley                /s/ Peter E. Madden
Thomas G. Bigley                    Peter E. Madden

/s/ John T. Conroy, Jr.             /s/ John E. Murray, Jr.
John T. Conroy, Jr.                 John E. Murray, Jr.

/s/ William J. Copeland             /s/ Wesley W. Posvar
William J. Copeland                 Wesley W. Posvar

/s/ James E. Dowd                   /s/ Marjorie P. Smuts
James E. Dowd                       Marjorie P. Smuts

/s/ Lawrence D. Ellis, M.D.
Lawrence D. Ellis, M.D.